Exhibit 6.12

CONVERGENT TECHNOLOGY GROUP, INC.

2001 EQUITY INCENTIVE PLAN

Adopted November 6, 2001

1.  PURPOSES.

    (a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

    (b) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses, and (iv) rights to acquire restricted stock. The Plan also provides for non-discretionary grants of Nonstatutory Stock Options to Non-Employee Directors of the Company.

    (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.  DEFINITIONS.

    (a) "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

    (b) "California Regulations" shall have the meaning given in Section 16.

    (c) "California Options" shall have the meaning given in Section 16.

    (d) "California Restricted Stock Awards" shall have the meaning given in Section 16.

    (e) "Board" means the Board of Directors of the Company.

    (f)  "Cause" means a determination by the Company that the Participant has committed an act or acts constituting any of the following: (i) dishonesty, fraud, misconduct or negligence in connection with Company duties, (ii) unauthorized disclosure or use of the Company's confidential or proprietary information, (iii) misappropriation of a business opportunity of the Company, (iv) materially aiding a competitor of Company, (v) a felony conviction, or (vi) failure or refusal to attend to the duties or obligations of the Participant's position, or to comply with the Company's rules, policies or procedures.

    (g) "Change in Control" means (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by tile persons who held the Company's securities immediately before such transaction.

    (h) "Code" means the Internal Revenue Code of 1986, as amended.

    (i)  "Committee" means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

    (j)  "Common Stock" means the common stock of the Company.

    (k) "Company" means Convergent Technology Group, Inc., a Washington corporation.

    (l)  "Consultant" means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services, including members of any advisory board constituted by the Company, or (ii) who is a member of the Board of Directors of an Affiliate. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

    (m) "Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

    (n) "Covered Employee" means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

    (o) "Director" means a member of the Board of Directors of the Company.

    (p) "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

    (q) "Employee" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

    (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (s) "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

       (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market, the Nasdaq SmallCap Market, or the NASD OTC Bulletin Board, the Fair Market Value of a share of Common Stock shall be the closing sale price for such stock (or the closing bid, if no sale was reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

      (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

    (t) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

    (u) "Listing Date" means the first date upon which any security of the Company is listed upon notice of issuance on any nationally-recognized stock exchange or the Nasdaq National Market.

    (v) "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K, or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

    (w) "Non-Employee Director Option" means a Non-Statutory Stock Option granted pursuant to Section 16 hereof.

    (x) "Non-Employee Director Option Agreement" means a written agreement between the Company and a Non-Employee Director evidencing the terms and conditions of a Non-Employee Director Option grant. Each Non-Employee Director Option Agreement shall be subject to the terms and conditions of the Plan.

    (y) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

    (z) "Officer" means (i) before the Listing Date, any person designated by the Company as an officer; and (ii) on and after the Listing Date, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

    (aa) "Option" means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

    (bb) "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

    (cc) "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

    (dd) "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

    (ee) "Participant" means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

    (ff) "Plan" means this Equity Incentive Plan.

    (gg) "Regulation S-K" means Regulation S-K promulgated pursuant to the Securities Act, as in effect from time to time.

    (hh) "Repurchase Blackout Period" means at least six (6) months from the date the Common Stock relating to a Stock Award is issued to the Participant or, in the case of a Stock Award with vesting restrictions, six (6) months from the vesting date or, in any case, such longer or shorter period of time as required to avoid a variable charge to earnings for financial accounting purposes.

    (ii) "Re-load Option" shall have the meaning given in Section 6(o).

    (jj) "Share Reserve" shall have the meaning given in Section 4(a).

    (kk) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

    (ll) "Section 25102(o)" shall have the meaning given in Section 16.

    (mm) "Securities Act" means the Securities Act of 1933, as amended.

    (nn) "Stock Award" means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

    (oo) "Stock Award Agreement" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

    (pp) "Ten Percent Shareholder" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.  ADMINISTRATION.

    (a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

    (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

       (i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

      (ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

     (iii) To amend the Plan or a Stock Award as provided in Section 13.

      (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

    (c) Delegation to Committee.

       (i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be deemed to be to the Committee or subcommittee, as appropriate), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

      (ii) Committee Composition when Common Stock is Publicly Traded. After the Listing Date, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or, (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

    (d) Effect of Board's Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.  SHARES SUBJECT TO THE PLAN.

    (a) Share Reserve. Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate four million (4,000,000) shares of Common Stock (the "Share Reserve"). At its sole discretion, the Board may designate an annual increase to the Share Reserve to be added each January 1, beginning January 1, 2002; provided, that the Board may not designate any increase to the Share Reserve to the extent such increase would cause the total number of shares issued or reserved for issuance hereunder to exceed 20% of the total number of outstanding shares of common stock at the time of such increase (measured on a common-equivalent basis in the case of outstanding securities convertible into common stock). The shares that may be issuable under Incentive Stock Options shall be limited to the above maximum number of shares reserved under the Plan.

    (b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

    (c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.  ELIGIBILITY.

    (a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

    (b) Ten Percent Shareholders.

       (i) A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

      (ii) Prior to the Listing Date, a Ten Percent Shareholder shall not be granted a restricted stock award unless the purchase price of the restricted stock is at least (i) one hundred percent (100%) of the Fair Market Value of the Common Stock at the date of grant, or (ii) such lower percentage of the Fair Market Value of the Common Stock at the date of grant as is permitted by applicable state and/or federal law at the time of the grant of the Option.

    (c) Consultants.

       (i) Prior to the Listing Date, a Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company's securities to such Consultant is not exempt under Rule 701 of the Securities Act ("Rule 701") because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

      (ii) From and after the Listing Date, a Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

     (iii) Rule 701and Form S-8 generally are available to consultants and advisors only if (i) they are natural persons, (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer's parent, and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer's securities.

6.  OPTION PROVISIONS.

    Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

    (a) Term. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, no Option granted prior to the Listing Date shall be exercisable after the expiration of ten (10) years from the date it was granted, and no Incentive Stock Option granted on or after the Listing Date shall be exercisable after the expiration of ten (10) years from the date it was granted.

    (b) Exercise Price of an Incentive Stock Option. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such

Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

    (c) Exercise Price of a Nonstatutory Stock Option. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, the exercise price of each Nonstatutory Stock Option shall be as set forth in the Option Agreement.

    (d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (A) by delivery to the Company of other Common Stock, (B) according to a deferred payment or other similar arrangement with the Optionholder, (C) in accordance with procedures for a "cashless exercise" as my be provided for in the Stock Award Agreement or (D) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

    In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

    (e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

    (f)  Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

    (g) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The time at which or the installments in which the Option shall become exercisable may be as set forth in the Stock Option Agreement; provided that if not so set forth in the Stock Option Agreement, the Stock Option will become exercisable according to the following schedule, which may be waived or modified by the Board at any time:

Period of Optionholder's Continuous Service With the Company or Its Affiliates From the Date Option Is Granted	Percent of Total Option That Is Exercisable
After 1 year	25%
After each three month period after the one year anniversary	6.25%

    (h) Termination of Continuous Service. In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

    (i)  Extension of Termination Date. An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a), or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

    (j)  Disability of Optionholder. In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months for Options granted prior to the Listing Date) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

    (k) Death of Optionholder. In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (A) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

    (l)  Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder's Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. The early purchase of any unvested shares of Common Stock will be pursuant to an Early Exercise Stock Purchase Agreement which may provide for a repurchase option and/or a right of first refusal in favor of the Company and other restrictions the Board determines to be appropriate. Any repurchase option so provided for will be subject to the Repurchase Limitation set forth in Section 11(g) herein.

    (m) Right of Repurchase. Subject to the repurchase limitation in Section 11(g), the Option may, but need not, include a provision whereby the Company may elect to repurchase all or any part of the Unvested shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option.

    (n) Right of First Refusal. The Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date or the filing of a Form S-8, to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option.

    (o) Re-Load Options.

       (i) Without in any way limiting the authority of the Board to make or not to make grants of Options hereunder, the Board shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionholder to a further Option (a "Re-Load Option") in the event the Optionholder exercises the Option evidenced by the Option Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement. Unless otherwise specifically provided in the Option, the Optionholder shall not surrender shares of Common Stock acquired, directly or indirectly from the Company, unless such shares have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

      (ii) Any such Re-Load Option shall (i) provide for a number of shares of Common Stock equal to the number of shares of Common Stock surrendered as part or all of the exercise price of such Option, (ii) have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option, and (iii) have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Re-Load Option on the date of exercise of the original Option. Notwithstanding the foregoing, a Re-Load Option shall be subject to the same exercise price and term provisions heretofore described for Options under the Plan.

    Any such Re-Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Board may designate at the time of the grant of the original Option; provided, however, that the designation of any Re-Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollar ($100,000) annual limitation on the exercisability of Incentive Stock Options described in subsection 11(d) of the Plan and in Section 422(d) of the Code. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares of Common Stock under subsection 4(a) and shall be subject to such other terms and conditions as the Board may determine that are not inconsistent with the express provisions of the Plan regarding the terms of Options.

    (p) Noncompete Clause. The Option Agreement may provide that, if, at any time during the period extending until the later of (i) six (6) months after termination of the Optionholder's Continuous Service with the Company, for any reason, or (ii) the period set forth in an Optionholder's Employment Agreement (if applicable), the Optionholder engages in any activity that violates the provisions of the non-competition provisions of the Optionholder's Employment Agreement (if applicable), or, if the Employment Agreement does not contain a non-competition clause, if the Optionholder engages in any activity in competition with any activity of the Company or of any current or future subsidiary, or inimical, contrary or harmful to the interests of the Company or any current or future subsidiary, then (i) the Stock Option shall terminate effective on the date on which the Optionholder enters into such activity, unless terminated sooner by operation of another term or condition of the Plan, and (ii) any gain realized by the Optionholder from exercising all or a portion of the Stock Option shall be paid by the Optionholder to the Company. If the Optionholder is a director or a consultant or otherwise has not entered into an Employment Agreement with the Company, then the Option Agreement may provide that if the Optionholder engages in any activity in competition with any activity of the Company or of any current or future subsidiary, or inimical, contrary or harmful to the interests of the Company or any current or future subsidiary, then, unless otherwise elected by the Company or provided in the Option Agreement, the Stock Option shall terminate in accordance with subsections (i) and (ii) above.

7.  PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

    (a) Stock Bonus Awards. Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

       (i) Consideration. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

      (ii) Vesting; Right of Repurchase. Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board. Such repurchase option is subject to the Repurchase Limitation set forth in Section 11(g).

     (iii) Termination of Participant's Continuous Service. In the event a Participant's Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement. In such event, the Company will not reaquire the Common Stock until after the Repurchase Blackout Period.

      (iv) Right of First Refusal. The stock bonus agreement may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to exercise a right of first refusal following receipt of notice from the Participant of the intent to transfer all or any part of the shares of Common Stock acquired pursuant to the stock bonus agreement.

      (v) Transferability. For a stock bonus award made before the Listing Date, rights to acquire shares of Common Stock under the stock bonus agreement shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. For a stock bonus award made on or after the Listing Date, rights to acquire shares of Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

    (b) Restricted Stock Awards. Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

       (i) Purchase Price. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, the purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement.

      (ii) Consideration. The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase, (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant, or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion.

     (iii) Vesting; Right of Repurchase. Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board. Such repurchase option is subject to the Repurchase Limitation set forth in Section 11(g).

      (iv) Termination of Participant's Continuous Service. In the event a Participant's Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

      (v) Right of First Refusal. The restricted stock purchase agreement may, but need not, include a provision whereby the Company may elect, prior to the Listing Date or the filing of a Form S-8, to exercise a right of first refusal following receipt of notice from the Participant of the intent to transfer all or any part of the shares of Common Stock acquired pursuant to the restricted stock purchase agreement.

      (vi) Transferability. Rights to acquire shares of Common Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

8.  COVENANTS OF THE COMPANY.

    (a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

    (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.  USE OF PROCEEDS FROM STOCK.

    Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10. EFFECTIVE DATE OF PLAN.

    The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

11. MISCELLANEOUS.

    (a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest. Notwithstanding the foregoing, the Board shall not have the power to amend any Stock Award or any part thereof if in the opinion of the Company's outside accountants, such discretion or amendment would render unavailable "pooling of interest" accounting for a pending transaction that would otherwise qualify for such accounting treatment and for which the parties are seeking such treatment.

    (b) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

    (c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

    (d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

    (e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award, and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

    (f)  Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment, (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law, or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

    (g) Repurchase Limitation. The Company shall exercise any repurchase option specified in the Stock Award by giving the holder of the Stock Award written notice of intent to exercise the repurchase option. Payment may be cash or cancellation of purchase money indebtedness for the Common Stock. The terms of any repurchase option shall be specified in the Stock Award and may be either at Fair Market Value at the time of repurchase or at not less than the original purchase price. Unless otherwise determined by the Board and provided in the Stock award, the repurchase option will be upon the following terms:

       (i) Fair Market Value. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at not less than the Fair Market Value, then the Company's right to repurchase shall expire on the earlier of (i) the Listing Date or (ii) the filing of a Form S-8, and must be exercised by the Company by the later of (x) sixty (60) days after termination of Continuous Service, (y) the end of the Repurchase Blackout Period, or (z) such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding "qualified small business stock").

      (ii) Original Purchase Price. The Company will only have the right to repurchase shares of Common Stock at the original purchase price if the Participant's Continuous Service is terminated for Cause. In such case the repurchase option must be exercised by the Company within sixty (60) days of termination of Continuous Service or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding "qualified small business stock").

    (h) Golden Parachute Taxes. In the event that any amounts paid or deemed paid to a Participant under the Plan are deemed to constitute "excess parachute payments" as defined in Section 280G of the Code (taking into account any other payments made under the Plan and any other compensation paid or deemed paid to a Participant), or if any Participant is deemed to receive an "excess parachute payment" by reason of his or her vesting of Options pursuant to Section 12(b) herein, the amount of such payments or deemed payments shall be reduced (or, alternatively the provisions of Section 12(b) shall not act to vest options to such Participant), so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Board.

    (i)  Plan Unfunded. The Plan shall be unfunded. Except for the Board's reservation of a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Stock Award under the Plan.

12. ADJUSTMENTS UPON CHANGES IN STOCK.

    (a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.

    (b) Change in Control. In the event of Change in Control, then, to the extent permitted by applicable law: (1) any surviving corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 12(b)) for those outstanding under the Plan, or (2) such Stock Awards shall continue in full force and effect. In the event any surviving corporation refuses to assume or continue such Stock Awards, or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the time during which such Stock Awards may be exercised automatically will be accelerated and become fully vested and exercisable immediately prior to the record date for shareholders entitled to participate in such transaction, or in the event no such record date is set, on the notice date set by the Company prior to the consummation of such transaction, and the Stock Awards shall automatically terminate upon consummation of such transaction if not exercised prior to such event.

    (c) No Limitations. The grant of Stock Awards will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

13. AMENDMENT OF THE PLAN AND STOCK AWARDS.

    (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the applicable requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements. For purposes of clarity, any increase in the number of shares reserved for issuance hereunder in accordance with the provisions of Section 4(a) hereof shall not be deemed to be an amendment to the Plan.

    (b) Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

    (c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

    (d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired in any material fashion by any amendment of the Plan unless (i) the Company requests the consent of the effected0. Participant and (ii) the Participant consents in writing.

    (e) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14. TERMINATION OR SUSPENSION OF THE PLAN.

    (a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

    (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

15. CHOICE OF LAW.

    The law of the State of Washington shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

16. SPECIAL PROVISIONS RELATING TO CALIFORNIA RESIDENTS.

    Notwithstanding anything to the contrary herein, the following provisions shall govern all Options (referred to herein as "California Options") granted under the Plan and shares sold (referred to herein as "California Restricted Stock Awards") to residents of the State of California. The grant of California Options and California Restricted Stock Awards are intended to be exempt from the securities qualifications requirements of the California law by satisfying the exemption under Section 25102(o) of the California Corporate Securities law of 1968 ("Section 25102(o)"). Section 25102(o) provides an exemption under the Securities Act for the offer or sale of any security issued by a corporation or limited liability company pursuant to a purchase plan, option plan or agreement pursuant to Rule 701, provided that (1) the terms of such purchase plan or agreement comply with Sections 260.140.42, 260.140.45 and 260.140.46 of Title 10 of the California Code of Regulations ("California Regulations"), (2) the terms of any option plan or agreement comply with Sections 260.140.41, 260.140.45 and 260.140.46 of the California Regulations, and (3) the issuer files a notice of transaction no later than 30 days after the initial issuance of any security under that plan, accompanied by a filing fee. When issuing California Options and California Restricted Stock Awards, the Company shall indicate on the securities that they are issued subject to these special provisions. However, California Options and California Restricted Stock Award may be awarded in reliance upon other state securities law exemptions. To the extent that such other exemptions are relied upon, the terms of this Plan which are included only to comply with Section 25102(o) shall be disregarded to the extent provided in the Stock Option Agreement for the Stock Purchase Agreement.

    (a) Total Number of Shares. The total number of shares granted pursuant to the Plan is as set forth in Section 4 of the Plan.

    (b) Share Reserve Limitation. Prior to the Listing Date and to the extent then required by Section 260.140.45 of the California Regulations, the total number of shares of Common Stock issuable upon exercise of all outstanding Options and the total number of shares of Common Stock provided for under any stock bonus or similar plan of the Company shall not exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of the California Regulations, based on the shares of Common Stock of the Company that are outstanding at the time the calculation is made.

    (c) Fair Market Value. The Fair Market Value of common stock shall be the fair value of common stock determined in accordance with California Regulations Section 260.140.50.

    (d) Purchase Price. The option price of each share of Common Stock issuable under a California Option shall be determined by the Board at the time of the action for the granting of the California Option but shall not, in any event, be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock on the date of grant. With respect to any California Option granted to any Ten Percent Shareholder, the option price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant. The purchase price of each share of

Common Stock sold under a California Restricted Stock Award shall be determined by the Board at the time of the action for the granting of the California Restricted Stock Award but shall not, in any event, be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock on the date the right to purchase the Common Stock is granted or the date the purchase is consummated. With respect to any California Restricted Stock Award granted to any Ten Percent Shareholder of the Company, the purchase price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date the right to purchase the Common Stock is granted or the date the purchase is consummated.

    (e) Exercise Period. The exercise period with respect to California Options shall not exceed one hundred twenty (120) months from the date of grant.

    (f)  Transferability. California Options shall not be transferable other than by will or the laws of descent and distribution, by instrument to an inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to "immediate family" as that term is defined in 17 C.F.R. 240.16a-1(e). Rights to purchase Common Stock under the Plan granted to an Officer, Director or Consultant shall not be transferable other than by will or the laws of descent and distribution.

    (g) Capitalization Adjustments. In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Company's stock, the number of shares subject to a California Option or California Restricted Stock Award shall be adjusted in accordance with the provision of Section 12(a) of the Plan.

    (h) Minimum Vesting Rate. California Options shall, at a minimum, be exercisable at a rate of twenty percent (20%) per year from the date of grant; provided that in the case of a California Option granted to Officers, Directors, or Consultants of the Company, the California Option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

    (i)  Exercise Following Termination of Continuous Service. Unless Continuous Service is terminated for cause as defined by applicable law, the terms of the Plan or Option Agreement or a contract of employment, the right to exercise a California Option in the event of termination of Continuous Service with the Company, to the extent that the California Option is exercisable on the date of such termination of Continuous Service, is as follows: at least six (6) months from the date of termination if termination was caused by death or disability and at least thirty (30) days from the date of termination if termination was caused by other than death or disability.

    (j)  Termination of Plan. The Plan shall terminate no later than ten (10) years from the date the Plan was adopted or the date the Plan is approved by the shareholders, whichever is earlier.

    (k) Approval of Plan. The Plan shall be approved by the shareholders within twelve (12) months before or after the date of adoption of the Plan by the Board. No California Option may be exercised or shares of Common Stock purchased pursuant to the Plan if shareholder approval is obtained within twelve (12) months before of after the date of adoption of the Plan by the Board.

    (l)  Delivery of Information. The Company will comply with Section 260.140.46 of the California Code of Regulations regarding information required to be received by employees of the Company residing in the State of California.

    (m) Repurchase Rights. If the Company has the right to repurchase Common Stock acquired pursuant to the Plan upon termination of Continuous Service, the repurchase price will be presumptively reasonable if: (i) it is not less than the Fair Market Value of the Common Stock to be repurchased on the date of termination of Continuous Service, and the right to repurchase must be exercised for cash or cancellation of purchase money indebtedness for the shares within 60 days of termination of Continuous Service (or in the case of Common Stock issued upon exercise of California Options after the date of termination, within 60 days after the date of the exercise), and the right terminates when the Company's Common Stock becomes publicly traded; or (ii) it is at the original purchase price, provided that the right to repurchase at the original purchase price lapses at the rate of at least 20% of the shares per year over 5 years from the date the California Option or California Restricted Stock Award is granted (without respect to the date the California Option was exercised or became exercisable) and the right to repurchase must be exercised for cash or cancellation of purchase money indebtedness for the shares within 60 days of termination of Continuous Service (or in the case of Common Stock issued upon exercise of California Options after the date of termination, within 60 days after the date of the exercise). In addition to the restrictions set forth in clauses (i) and (ii), the Common Stock held by an Officer, Director or Consultant of the Company or an Affiliate may be subject to additional or greater restrictions.

    (n) Ten Percent Shareholders. Prior to the Listing Date, a Ten Percent Shareholder shall not be granted a California Option that is a Nonstatutory Stock Option unless (i) the exercise price of such California Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant, or (ii) such lower percentage of the Fair Market Value of the Common Stock at the date of grant as is permitted under applicable state and/or federal law.

    (o) Voting Rights. The Company will comply with Section 260.140.1 of the California Code of Regulations regarding the voting rights of the Common Stock.